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                                                                      EXHIBIT 99



         BANK NEGOTIATIONS BREAK DOWN; AZTEC TECHNOLOGY PARTNERS FILES
                         VOLUNTARY CHAPTER 11 PETITION

 Aztec Seeks to Continue to Operate Without Interruption While Court Considers
                            Debt Reorganization Plan



Investor and News Media Contact:

Robert Guenther
Nicolazzo & Associates
(617) 951-0000
rguenther@nicolazzo.com


BRAINTREE, Mass., October 8, 2001 -- BRAINTREE, Mass., Aztec Technology Partners, Inc. (OTC-BB: AZTC) said today that the company and its operating subsidiaries had filed voluntarily for financial restructuring under Chapter 11 of the U.S. Bankruptcy Code, after its bank lenders refused to grant an additional extension of the deadline to renegotiate the repayment of its debt and made a demand for payment in full of the loan.

The filing, made in U.S. Bankruptcy Court in Boston, seeks authority to continue operating without interruption.

Peter A. Pelletier, interim chief executive officer, said, "We had worked hard for months to reach a mutually acceptable restructuring of our bank debt. However, once the banks ended negotiations, we determined that it was in the best interests of our customers, suppliers, and employees to seek bankruptcy protection. The filing is a step towards enabling us to continue delivering to our customers leading edge e-Solutions through Blueflame; voice and data services through Aztec International; and e-Integration services through Aztec New England."

Aztec's debt came due April 30 and totaled $51 million at the time. The company, which currently owes the banks approximately $40 million, was given several forbearances of the deadline through September 28, 2001 while restructuring negotiations were underway.

About Aztec Technology Partners

Aztec Technology Partners, Inc. is a single-source provider of e-Solutions and e-Integration products and services for middle market and Fortune 1000 companies across a broad range of industries. Aztec helps clients throughout the U.S. gain competitive advantages by exploiting the power of intranet, Internet and extranet technologies. For further information, visit www.aztectech.com.

This press release contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to


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historical or current facts. They use words such as "anticipate," "estimate,"
"expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Any of these forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These risks include the risks relating to continuing to operate in a bankruptcy, the variability of our quarterly operating results, the inherent difficulties in projecting financial results in our industry, and other risks identified by us from time to time in our 1O-Q, 8-K and 1O-K reports, as amended, filed with the Securities and Exchange Commission. Before you invest in our common stock, you should be aware that the occurrence of any of these events described in these risk factors and elsewhere could have a material adverse effect on our business, financial condition, and results of operations. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.